Exhibit (10)(iii)(c)

As amended and restated 2/26/96

THE HARTFORD STEAM BOILER INSPECTION
AND INSURANCE COMPANY

SHORT-TERM INCENTIVE PLAN


1.      Purpose of Plan

The purposes of this Plan are: (a) to provide an additional incentive for officers of the Company to make significant contributions to the performance and growth of the Company, and (b) to attract and retain in the employ of the Company employees of exceptional ability.

2.      Administration

The Plan shall be administered by the Human Resource Committee (the "Committee") of the Board of Directors. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee will be final, conclusive and binding upon all parties concerned, unless otherwise determined by uninterested members of the Board of Directors.

3.      Eligibility

Those employees who are Officers of the Company (other than any individual expressly excluded by the Committee) on or prior to December
31 of each Plan Year are eligible to participate in the Plan and receive Incentive Awards pursuant to Section 5 except as provided in Section 7.
The Committee may in its discretion designate other key employees to participate in the Plan. Eligibility will be determined at the close of each Plan Year. (Plan years will be based on calendar years.)

4.      Basis of Incentive Awards

	(a) The basis for determining awards will be the actual percentage of Annual Budgeted Net Income Per Share (cited in the Business Plan of the Company) achieved in a given year.
("Net Income" is defined as after-tax income per share, consolidating all subsidiaries, inclusive of realized capital gains and losses.)

	(b) The Committee reserves the right to modify the basis of the incentive awards for each Plan Year as it deems equitable in recognition of extraordinary or non-recurring events experienced by the Company during the year or in the event of changes in applicable accounting rules, principles or methods employed by the Company.

5.      Incentive Awards

	(a) At the end of each Plan Year the Committee will determine the incentive award percentages for Senior Officers (defined as President, Executive Vice President, Senior Vice President,
Corporate Secretary and Treasurer) and Non-Senior Officers for the Incentive Award Pool from the range of awards provided in subsection
(b) below. The award percentages selected from within the applicable range for each group will be based upon the performance of the Company for the Plan Year as compared to the performance of the insurance industry and/or other appropriate industries with reference to such performance measures as the Committee deems appropriate. The applicable incentive award percentage for Senior Officers shall be multiplied by the sum of all of the Senior Officers' (with the exception of the President's) Base Earnings and the applicable award percentage for Non-Senior Officers shall be multiplied by the sum of all other eligible participants' Base Earnings and the aggregate of these two amounts will be the Incentive Award Pool. ("Base Earnings" shall mean the base annual salary of the participant in effect on December 31st of the Plan Year for which the award is being determined, and shall not include amounts payable under Company benefit, incentive or bonus plans or overseas premiums.) The Incentive Award Pool will be the maximum amount of awards available under the plan for participants, other than the President, for the Plan Year. Awards shall be payable in cash in accordance with Section 6 hereof. A Senior Officer's, other than the President's, individual award shall be a percentage between 0 and 100% of his or her Base Earnings. An Officer's (other than a Senior Officer's) or any other participant's individual award shall be a percentage between 0 and 60% of his or her Base Earnings. The amount of any award hereunder, other than the President's award, shall be determined by, and shall be entirely within the discretion of, the President and shall be based on the participant's contributions to the Company during the Plan Year. Under no circumstances shall a participant who receives a performance rating that is lower than "Meets Requirements" on his or her last performance appraisal be considered for an award hereunder. The President's award shall be determined by the Committee and shall not exceed 100% of his Base Earnings.

	(b) For each Plan Year the incentive award percentage to be used for determining the Incentive Award Pool shall be based on the following table:

           		    % of Budgeted Net Income per Share Achieved*
		               * (rounded up to the next whole percentage point)

			                 121+     110-120     100-109%   90-99%   75-89%
			               ------------------------------------------------
	 Senior Officer
	 Award %         70-100%    60-80%      40-60%    20-40%    0-20%

	 Non-Senior
	 Officer
  Award %          40-60%    40-60%      30-50%    20-40%    0-20%

	(c) Any Participant newly elected by the Board of Directors during the Plan Year shall receive an Incentive Award calculated in accordance with Paragraph (a) but such award will be reduced by any bonuses paid to such officer during the Plan Year except for bonuses paid during the Plan Year that relate to services performed during a prior
Plan Year.

6.      Method and Time of Awards

       (a) Distributions of incentive awards, net of amounts withheld for income tax or other purposes, will be made in January of the year immediately following the close of the current Plan Year. The withholding and deduction requirements will be determined in accordance with the then applicable practices of the Company as well as reasonable instructions by the participants.

	(b) Any participant may, with permission of the Committee, elect to defer all or a specified part of each incentive award. The election of the participant must be in writing and submitted to the Secretary of the Company at least one month prior to the beginning of the Plan Year.
Payment of the award will be deferred to such future time, not otherwise inconsistent with the Plan, as the participant will have specified in such notice. The election of the participant will be irrevocable. Interest shall be computed on June 30th and December
31st of each year on the balance in each participant's deferred cash account at a rate equal to the rate of interest which is in effect on such dates for 13 week U.S. Treasury Bills.

	(c) Nothing contained in this Plan or in any resolution adopted or to be adopted by the Board of Directors will constitute the granting of an award hereunder. The granting of an award pursuant to the Plan will take place only when authorized by the Committee and the President as provided under Section 5 hereof. No award and no rights of ownership thereunder will be transferable otherwise than pursuant to
Section 8.

7.      Rights on Termination of Employment

	(a)If a participant in this Plan dies, becomes disabled or retires under a retirement plan of the Company or otherwise terminates his or her employment with the written consent of the Company prior to the end of any Plan Year in respect of which he or she may be eligible for an award, the amount of the award, if any, payable to the participant or his or her beneficiary, shall be at the sole discretion of the President (or the Committee with respect to the President).

	(b) A participant whose employment terminates by dismissal with or without cause, or who voluntarily terminates his or her employment without consent prior to the expiration of a Plan Year, will not be entitled to receive an award under the Plan.

	(c) A participant whose employment terminates within two years following the month within which a "Change in Control" (as defined herein) occurs and prior to the expiration of any Plan Year (i) by dismissal (other than dismissal on account of defalcation) or (ii) by voluntary termination of his or her employment with or without consent of the Company, shall be entitled to receive an award prorated according to the number of full months of employment completed by the participant in such Plan Year and based upon the incentive award percentage selected by the Committee from the table in Section 5(b) times the Base Earnings of the Participant in effect prior to his or her termination.

	(d) In no event shall an award or a portion thereof, the payment of which has been deferred pursuant to Section 6(b) be subject to forfeiture.

 8.     Death of a Participant

A participant may file with the Secretary of the Company a designation of a beneficiary or beneficiaries on a form to be provided by him or her, which designation may be changed or revoked by the participant's sole action, provided that the change or revocation is filed with the Secretary on a form provided by him or her. In case of the death of the participant, before or after termination of employment, any award to which he or she is entitled and any deferred portions of a deceased participant's award shall be delivered to the beneficiary or beneficiaries so designated or, if no beneficiary has been designated or survives such participant, will be delivered to, or in accordance with the directions of, the executor or administrator of such participant's estate.

 9.     Effective Date

This Plan will become effective as of January 1, 1982.

10.     Change in Control

In the event of a Change in Control of the Company, this Plan shall continue to be binding upon the Company, any successor in interest to the Company and all persons in control of the Company or any successor thereto and no transaction or series of transactions shall have the effect of reducing or cancelling the award of a participant that has been declared but not received unless consented to in writing by such affected participant. A "Change in Control" as referred to under this Plan shall be deemed to have occurred if:

    (a) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner"
(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

    (b) during any period within two (2) consecutive years there shall cease to be a majority of the Board of Directors comprised as follows:
individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

    (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (ii) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities;
or

    (d) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) the sale or other disposition of all or substantially all the Company's assets.

11.     Unfunded Obligations; Trust Agreement

The Company will pay from its general assets all awards to be made hereunder. However, the Company may in its discretion establish a trust, escrow agreement or similar arrangement in order to aid the Company in meeting its obligations hereunder.

Any assets transferred by the Company into any such arrangement shall remain at all times assets of the Company and subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency of the Company. No security interest in such assets shall be created in a participant's favor and a participant's rights under this Plan and under any such arrangement shall be those of a general unsecured creditor of the Company.

12.     Assignment and Alienation

Benefits under this Plan may not be anticipated, assigned (either at law or in equity), alienated, or subjected to attachment, garnishment, levy, execution or other legal or equitable process. If any Participant or beneficiary under this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under this Plan, such benefit shall, in the discretion of the Committee, cease and terminate, in which event the Committee may hold or apply the same or any part thereof for the benefit of such Participant, his beneficiary, spouse, children, other dependents or any of such individuals, in such proportion as the Committee may deem proper.